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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


                   Under the Securities Exchange Act of 1934*


                       Environmental Elements Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293940102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 23, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                [X]  Rule 13d-1(b)
                                                         [X]  Rule 13d-1(c)
                                                         [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 2 of 9 Pages
-------------------------                              -------------------------

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      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Avocet Capital Management, L.P.
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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
             EACH
           REPORTING                                  0
            PERSON               -----------------------------------------------
             WITH                     7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
--------------------------------------------------------------------------------
               10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
               11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             0%
--------------------------------------------------------------------------------
               12   TYPE OF REPORTING PERSON

                             PN and IA
--------------------------------------------------------------------------------



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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 3 of 9 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Avocet Investment Partners, L.P.
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
             EACH
           REPORTING                                  0
            PERSON               -----------------------------------------------
             WITH                     7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
--------------------------------------------------------------------------------
               10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
               11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             0%
--------------------------------------------------------------------------------
               12   TYPE OF REPORTING PERSON

                             PN
--------------------------------------------------------------------------------



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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 4 of 9 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Blackpool Enterprises, LLC
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
             EACH
           REPORTING                                  0
            PERSON               -----------------------------------------------
             WITH                     7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
--------------------------------------------------------------------------------
               10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
               11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             0%
--------------------------------------------------------------------------------
               12   TYPE OF REPORTING PERSON

                             OO
--------------------------------------------------------------------------------


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                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 5 of 9 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Raymond S. Ingelby
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       United Kingdom
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
             EACH
           REPORTING                                  0
            PERSON               -----------------------------------------------
             WITH                     7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
--------------------------------------------------------------------------------
               10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
               11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             0%
--------------------------------------------------------------------------------
               12   TYPE OF REPORTING PERSON

                             IN
--------------------------------------------------------------------------------


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-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 6 of 9 Pages
-------------------------                              -------------------------


Item 1(a)   Name of Issuer:

            Environmental Elements Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            3700 Koppers St.
            Baltimore, Maryland 21227

Item 2(a)   Names of Persons Filing:

            Avocet Capital Management, L.P., a Delaware limited partnership ("ACM"); Blackpool Enterprises, LLC, a Delaware limited liability company ("LLC"); Raymond S. Ingelby, a citizen of the United Kingdom ("Ingelby"); and Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP") (collectively, the "Filers").

            ACM, LLC and Ingelby disclaim beneficial ownership of the Stock except to the extent of their respective pecuniary interests therein. AIP is filing jointly with the other filers, but not as a member of a group, and expressly disclaims membership in a group. In addition, the filing of this Statement on behalf of AIP should not be construed as an admission that AIP is, and it disclaims that it is, the beneficial owner of any of the Stock covered by this Statement.

Item 2(b)   Addresses of Principal Business Offices:

            The principal business office of the Filers is located at:

            5508 Highway 290 West, Suite 207
            Austin, Texas 78735

Item 2(c)   Citizenship:

            See Item 2(a). ACM is the investment adviser and the general partner of AIP. LLC is the general partner of ACM. Ingelby is the manager of LLC.

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.01 per share (the "Stock").

Item 2(e)   CUSIP Number:

            293940102


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-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 7 of 9 Pages
-------------------------                              -------------------------

Item 3      Status of Persons Filing:

            (a)  [ ] Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o);

            (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c);

            (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c);

            (d)  [ ] Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)  [X] An investment adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E);

            (f)  [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g)  [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h)  [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4      Ownership:

            See Items 5-9 and 11 of the cover page for each Filer.

Item 5      Ownership of 5% or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6      Ownership of More than 5% on Behalf of Another Person:

            The Filers include ACM, an investment adviser whose clients, including AIP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            See Item 2(a) of this Statement.


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-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 8 of 9 Pages
-------------------------                              -------------------------

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            The following certification is made by ACM, LLC and Ingelby:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            The following certification is made by AIP:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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-------------------------                              -------------------------
CUSIP No. 293940102                                            Page 9 of 9 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 31, 2003
                                     AVOCET CAPITAL MANAGEMENT, L.P.

                                     By: Blackpool Enterprises, LLC, its
                                         general partner
                                     By: Raymond S. Ingelby, its manager

                                     By: /s/ JAMES L. BOUCHERAT
                                         ---------------------------------------
                                         James L. Boucherat
                                         Attorney-in-Fact for Raymond S. Ingelby


                                     AVOCET INVESTMENT PARTNERS, L.P.

                                     By: Avocet Capital Management, L.P., its
                                         general partner
                                     By: Blackpool Enterprises, LLC, its general
                                         partner
                                     By: Raymond S. Ingelby, its manager

                                     By: /s/ JAMES L. BOUCHERAT
                                         ---------------------------------------
                                         James L. Boucherat
                                         Attorney-in-Fact for Raymond S. Ingelby


                                     BLACKPOOL ENTERPRISES, LLC

                                     By: Raymond S. Ingelby, its manager

                                     By: /s/ JAMES L. BOUCHERAT
                                         ---------------------------------------
                                         James L. Boucherat
                                         Attorney-in-Fact for Raymond S. Ingelby


                                     RAYMOND S. INGELBY

                                     By: /s/ JAMES L. BOUCHERAT
                                         ---------------------------------------
                                         James L. Boucherat
                                         Attorney-in-Fact for Raymond S. Ingelby

                                    EXHIBITS



Exhibit A       Joint Filing Agreement, dated as of July 31, 2003, entered into by and among Avocet Capital Management, L.P., Avocet Investment
                Partners, L.P., Blackpool Enterprises, LLC and Raymond S.
                Ingelby.